Exhibit 99.1

NEWS RELEASE

CPS Announces $201.8 Million Senior Subordinate Asset-Backed Securitization

LAS VEGAS, Nevada, April 16, 2018 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its second term securitization in 2018. The transaction is CPS's 28th senior subordinate securitization since the beginning of 2011 and the eleventh consecutive securitization to receive a triple “A” rating on the senior class of notes from at least two rating agencies.

In the transaction, qualified institutional buyers purchased $201.8 million of asset-backed notes secured by $205.0 million in automobile receivables originated by CPS. The sold notes, issued by CPS Auto Receivables Trust 2018-B, consist of five classes. Ratings of the notes were provided by Standard & Poor’s and Kroll Bond Rating Agency, and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	S&P Rating	KBRA Rating
A	$93.7 million	2.72%	.79 years	99.99577%	AAA	AAA
B	$33.0 million	3.23%	1.99 years	99.99587%	AA	AA
C	$28.1 million	3.58%	2.66 years	99.98204%	A	A
D	$24.7 million	4.26%	3.44 years	99.49656%	BBB	BBB
E	$22.3 million	5.61%	4.12 years	99.43146%	BB-	BB-

The weighted average coupon on the notes is approximately 3.98%.

The 2018-B transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance and over-collateralization of 1.55%. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of the lesser of 5.50% of the original receivable pool balance, or 18.50% of the then outstanding pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $134.9 million of receivables today and plans to sell approximately $70.1 million of additional receivables during May 2018. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of April.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)